Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3836

Sensient Technologies Corporation
Reports Results for the Third Quarter Ended September 30, 2011

New Third-Quarter Highs for Revenue, Operating Income, and EPS

Color and Flavors Set New Third-Quarter Records for Revenue and Operating Income

MILWAUKEE—October 20, 2011—Sensient Technologies Corporation (NYSE: SXT) reported diluted earnings per share of 64 cents for the quarter ended September 30, 2011,  a third-quarter record and an increase of 12.3% over the 57 cents earned in last year’s third quarter, excluding a two cent benefit from an insurance recovery.  The reported results in the third quarter of 2010 were 59 cents.  Consolidated revenue reached a new third-quarter high of $363.8 million, an increase of 6.7% over the $340.9 million reported in the third quarter of 2010.  Foreign currency translation increased both revenue and operating income by approximately 4% in the quarter.  The Color Group and the Flavors & Fragrances Group each reported new third-quarter records for both revenue and operating income.

Revenue for the nine months ended September 30, 2011, was $1.1 billion, an increase of 10.3% over the $988.9 million reported in the first nine months of 2010.  Diluted earnings per share increased 12.9% to $1.84 compared to $1.63, excluding the two cent benefit from the insurance recovery, reported for last year’s nine month period.  The reported earnings for the nine months ended September 30, 2010, were $1.65 per share.  Foreign currency translation also increased both revenue and operating income by approximately 4% in the year-to-date period.

Cash provided by operating activities was $39.7 million in the third quarter and $106.6 million for the first nine months of 2011.  Total debt at September 30, 2011, was $322.1 million compared to $360.3 million as of September 30, 2010.

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Sensient Technologies Corporation	Page 2
Earnings Release – Third Quarter Ended September 30, 2011
October 20, 2011

“Our businesses performed very well this quarter, and I am pleased with the record results,” said Kenneth P. Manning, Chairman, President, and CEO of Sensient Technologies Corporation.  “We continue to see opportunities for growth and we have built the infrastructure that will allow us to convert these opportunities into new business.  I am very optimistic about the Company’s future.”

BUSINESS REVIEW

  The Color Group reported revenue of $121.0 million in the third quarter of 2011, an increase of 6.8% over the $113.3 million reported in last year’s third quarter.  Operating income increased 14.2% to $22.9 million from $20.0 million in the third quarter of 2010.  Favorable foreign currency translation increased revenue by 4.2% and operating income by 4.7%.  The strong demand for natural colors continues to drive the Group’s revenue and profit growth.

The Flavors & Fragrances Group third quarter revenue increased 6.7% to $221.2 million, from $207.2 million in the third quarter of 2010.  Operating income for the third quarter was $33.6 million, a 4.5% increase over the $32.2 million reported in last year’s third quarter.  Foreign currency translation increased revenue and operating income by approximately 3% and 2%, respectively.  Strong performances by the U.S. flavor businesses drove the revenue and operating income growth.

Corporate & Other, which includes the Company’s operations in Asia Pacific and China, reported revenue of $34.4 million for the third quarter, an increase of 11.2% over the $31.0 million reported in the third quarter of 2010.

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Sensient Technologies Corporation	Page 3
Earnings Release – Third Quarter Ended September 30, 2011
October 20, 2011

2011 OUTLOOK

Sensient has increased its guidance for 2011 diluted earnings per share, which is now expected to be between $2.38 and $2.42.  The Company’s previous guidance had been between $2.32 and $2.37.

CONFERENCE CALL

The Company will host a conference call to discuss its 2011 third quarter financial results at 10:00 a.m. CDT on Friday, October 21, 2011.  To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

A replay will be available beginning at 1:00 p.m. CDT on October 21, 2011, through midnight on October 28, 2011, by calling (404) 537-3406 and referring to conference identification number 13272282.  A transcript of the call will also be posted on the company’s web site at www.sensient.com after the call concludes.

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2010, and quarterly report on Form 10-Q for the quarter ended June 30, 2011. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

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Sensient Technologies Corporation	Page 4
Earnings Release – Third Quarter Ended September 30, 2011
October 20, 2011

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended September 30,			Nine Months Ended September 30,

	2011	2010	% Change	2011	2010	% Change

Revenue	$363,751	$340,868	6.7%	$1,090,431	$988,913	10.3%

Cost of products sold	249,086	234,592	6.2%	748,916	682,730	9.7%
Selling and administrative expenses	64,722	58,516	10.6%	193,642	172,622	12.2%

Operating income	49,943	47,760	4.6%	147,873	133,561	10.7%
Interest expense	4,934	5,224		14,919	15,490

Earnings before income taxes	45,009	42,536	5.8%	132,954	118,071	12.6%
Income taxes	13,012	13,319		41,056	36,702

Net earnings	$31,997	$29,217	9.5%	$91,898	$81,369	12.9%

Earnings per common share:
Basic	$0.64	$0.59	8.5%	$1.85	$1.66	11.4%

Diluted	$0.64	$0.59	8.5%	$1.84	$1.65	11.5%

Average common shares outstanding:
Basic	49,776	49,277	1.0%	49,723	49,051	1.4%

Diluted	49,967	49,565	0.8%	49,911	49,352	1.1%

Impact of Third Quarter 2010 Insurance Recovery Related to the 2009 Environmental Settlement

The Company's third quarter 2010 results include income from the recovery of insurance reimbursements related to the 2009 environmental settlement. The following table provides a summary of the impact of the recovery on the Company's reported diluted earnings per common share.

	Three Months Ended September 30,			Nine Months Ended September 30,

	2011	2010	% Change	2011	2010	% Change

Diluted earnings per common share as reported	$0.64	$0.59		$1.84	$1.65

Insurance reimbursements	-	(0.02)		-	(0.02)

	$0.64	$0.57	12.3%	$1.84	$1.63	12.9%

Results by Segment	Three Months Ended September 30,			Nine Months Ended September 30,

Revenue	2011	2010	% Change	2011	2010	% Change

Flavors & Fragrances	$221,182	$207,204	6.7%	$654,352	$602,953	8.5%
Color	120,975	113,250	6.8%	379,038	334,185	13.4%
Corporate & Other	34,442	30,973	11.2%	99,579	82,345	20.9%
Intersegment elimination	(12,848)	(10,559)	21.7%	(42,538)	(30,570)	39.1%

Consolidated	$363,751	$340,868	6.7%	$1,090,431	$988,913	10.3%

Operating Income

Flavors & Fragrances	$33,581	$32,150	4.5%	$98,685	$92,557	6.6%
Color	22,891	20,036	14.2%	69,886	59,024	18.4%
Corporate & Other	(6,529)	(4,426)	47.5%	(20,698)	(18,020)	14.9%

Consolidated	$49,943	$47,760	4.6%	$147,873	$133,561	10.7%

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Sensient Technologies Corporation	Page 6
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
September 30,	2011	2010

Current assets	$697,625	$678,341
Goodwill and intangibles (net)	455,360	460,253
Property, plant and equipment (net)	437,998	418,834
Other assets	40,442	34,990

Total Assets	$1,631,425	$1,592,418

Current liabilities	$212,967	$213,072
Long-term debt	301,064	333,625
Accrued employee and retiree benefits	57,740	53,308
Other liabilities	26,758	27,054
Shareholders' equity	1,032,896	965,359

Total Liabilities and Shareholders' Equity	$1,631,425	$1,592,418

Consolidated Statements of Cash Flows
Nine Months Ended September 30,	2011	2010

Net cash provided by operating activities	$106,572	$110,545

Cash flows from investing activities:
Acquisition of property, plant and equipment	(44,125)	(33,024)
Proceeds from sale of assets	3	88
Other investing activities	(207)	408

Net cash used in investing activities	(44,329)	(32,528)

Cash flows from financing activities:
Proceeds from additional borrowings	49,407	128,671
Debt payments	(78,169)	(190,574)
Dividends paid	(31,451)	(29,072)
Proceeds from options exercised and other	3,006	13,414

Net cash used in financing activities	(57,207)	(77,561)

Effect of exchange rate changes on cash and cash equivalents	(5,807)	(269)

Net (decrease) increase in cash and cash equivalents	(771)	187
Cash and cash equivalents at beginning of period	14,255	12,219
Cash and cash equivalents at end of period	$13,484	$12,406

Supplemental Information
Nine Months Ended September 30,	2011	2010

Depreciation and amortization	$34,983	$32,774

Dividends per share	$0.63	$0.59